Exhibit 10.5

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 1, 2014 by and between Cyclacel Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Paul McBarron (the “Executive”).

WHEREAS, Company and Executive were parties to an Employment Agreement dated January 1, 2011, which expires by its terms on January 1, 2014;

WHEREAS, Company desires to continue to retain the Executive’s services as its Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary; and

WHEREAS, Company and the Executive are desirous of agreeing the terms and conditions of the Executive’s employment with the Company as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1.          Employment.       Company hereby employs the Executive and the Executive accepts such employment according to the terms and conditions set forth in this Agreement.

2.          Term.   Except for earlier termination as hereinafter provided for, the term of the Executive’s employment hereunder shall be for a period commencing on January 1, 2014 (the “Commencement Date”) and continuing through January 1, 2017; the third anniversary of the Commencement Date. It is the intention of the Executive and Company that Executive has no entitlement to severance payments or any other benefits for non-renewal at the end of the Employment Term. Notwithstanding the foregoing, the Executive’s employment by the Company hereunder may be earlier terminated, subject to Section 9 hereof, upon the occurrence of any one of the following events: (i) the Company’s decision to terminate the Executive, (ii) the Executive’s decision to voluntarily resign or retire at any time or (iii) the parties’ mutual agreement in writing to terminate the Executive’s employment hereunder at any time. The period of time between the Commencement Date and termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

3.          Position and Services.   (i)   The Executive will hold the position of Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary. The Executive will report directly to the Company’s President and Chief Executive Officer and shall have such duties, responsibilities and authority with respect to such positions as are set forth in the Bylaws of the Company, which duties and responsibilities shall in all events include, but not be limited to, management responsibility for the operations, finance and administration of the Company.

(ii)          The Executive will be expected to be in the full-time employment of the Company, to devote substantially all of his business time, attention and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may make

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and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval from the Board and/or the President and Chief Executive Officer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder or violate the non-competition provisions of Section 12 hereof.

(iii)          The Executive expressly agrees that during the Employment Period he will not be interested, directly or indirectly, in any form, fashion or manner, as a partner, officer, director, advisor, employee, consultant, controlling stockholder or in any other form or capacity, in any other business or company, except that he would not be prohibited by Section 12 hereof to serve as (a) member of one other Board of Directors of a commercial organization, or (b) a member of one or more Boards of Directors or Trustees of a charitable organization, as may, upon advance notice from the Executive be approved by the Board in its discretion after consideration of possible conflicts, reputation(al) effects, time requirements and other interests of the Company.

The Executive is currently serving as a Class 3 director on the Company’s Board for a term ending at the 2015 annual meeting. At the 2015 annual meeting of the Company’s shareholders, the Board will use its best efforts to cause the nomination of the Executive to serve as a Class 3 director of the Board for a term ending at the 2018 annual meeting. The Board will use its best efforts to cause the nomination of the Executive thereafter for reelection as a Class 3 director to the Board for successive terms, at every time at which Class 3 directors are nominated to the stockholders for election, as long as the Executive serves as Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary unless the Executive declines such nomination in writing to the Board. As with all members of the Board, the Executive’s continuation as a director requires election as a director by the stockholders whenever directors are to be elected by the stockholders. If the Executive ceases to serve as Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary for any reason, the Executive shall immediately resign as a director of the Board.

4.          Base Salary.    Company shall pay to the Executive an initial base salary at an annual rate of £208,859, subject to applicable income and employment tax withholdings and all other required and authorized payroll deductions and withholdings. The Executive’s salary shall be payable at the same time and basis as the Company pays its payroll in general. Increases in the Executive’s annual base salary during the Employment Period may be effected from time to time based upon the review and approval of the Compensation Committee of the Board (the “Compensation Committee”). During the Employment Period, the Executive’s base salary rate shall not be reduced below the initial base salary rate provided hereunder, nor below any increased base salary rate that may be effected as provided hereunder, except if the Board, in response to exceptionally adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company.

5.          Annual Incentive Bonus.    In addition to the Executive’s base salary as provided above, the Executive will be eligible for an annual cash incentive bonus for each calendar year of the Employment Period. The bonus for which the Executive is eligible for each such year will be based on a target percentage of the then current base salary, which target percentage

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shall be at least 50%, and may be increased for above-plan performance as established by the Compensation Committee in its discretion and upon consultation with the Executive at the beginning of each year. The annual bonus hereunder will be payable based upon the satisfaction of performance criteria that will be established by the Compensation Committee in its discretion and upon consultation with the Executive at the beginning of each year, subject to the approval of the Board. Such performance criteria will include corporate performance goals consistent with the Company’s business plan for the year, as well as individual objectives for the Executive’s performance that may be separate from, but are consistent with, the Company’s business plan. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives, and the amount of the bonus payout in relationship to such performance, will be made by the Compensation Committee in its sole discretion. To the extent the Company awards the Executive a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.

6.          Executive Benefits.    The Executive shall be entitled to receive employment benefits in accordance with the Company’s benefit policies in effect from time to time, including, without limitation, personal pension plan, medical, dental and life insurance, accidental death, travel accident, short and long-term disability insurance, profit sharing, long-term incentive plans and 25 working days of paid vacation annually and 10 days of UK public holidays as laid down from time to time by the Company.

7.          Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his services for the Company upon submission of expense reports and documentation in accordance with the Company’s policies. The Company may request additional documentation or a further explanation to substantiate any expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement.

8.          Indemnification.   The Company shall indemnify the Executive in accordance with the Company’s By-laws. The Company agrees that it will make all commercially reasonable efforts to keep in full force and effect, for the duration of all applicable statute of limitations periods, directors and officers liability insurance policies on terms at least as favorable to the Executive as those in effect on the date hereof.

9.          Termination.    This Agreement does not grant the Executive any right or entitlement to be retained by the Company. In the event of termination by the Company of the Executive’s employment under the circumstances described below in this Section 9, the Executive shall be entitled to the severance pay and benefits so specified.

(a)          Certain Definitions.   For purposes of this Section 9, the following terms shall have the meanings given below:

(i)          Termination For Cause.    The employment of the Executive hereunder shall be deemed to have been terminated “For Cause” if the Company shall have terminated the Executive as a result of any of the following: (A) any act committed by the Executive which shall represent a breach in any material respect of any of the terms of this

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Agreement and which breach is not cured within thirty (30) days of receipt by the Executive of written notice from the Company of such breach; (B) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of the Company, any benefit to which the Executive would not otherwise be entitled; (C) gross negligence, consisting of wanton and reckless acts or omissions in the performance of the Executive’s duties to the material detriment of the Company; (D) addiction to drugs or chronic alcoholism or (E) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) under the laws of the United States or any political subdivision thereof provided that the Executive receives a copy of a resolution duly adopted by a two thirds majority affirmative vote of the membership of the Board excluding the Executive, at a meeting of the Board called and held for such purpose after the Executive has been given reasonable notice of such meeting and has been given an opportunity, together with his counsel, to be heard by the Board, finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth and specifying the particulars thereof in detail.

(ii)          Termination Without Cause.     The employment of the Executive hereunder shall be deemed to have been terminated “Without Cause” upon (A) termination of employment by the Company for any reason other than the reasons specified in Section 9(a)(i) hereof as termination “For Cause”, the reasons specified in Section 9(a)(iii) hereof as termination because of the Executive’s Death or Disability, or termination by virtue of the expiry of the Employment Period on 1 January 2017 or any specific extension thereof and the non-renewal of the Executive’s employment on the same terms, or (B) termination of employment by the Executive within thirty (30) days following a “Constructive Termination” event. For purposes hereof, the following shall constitute Constructive Termination events: (1) any removal of the Executive from the position of Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer, (2) any material reduction of the Executive’s duties, responsibilities or authority, including any change in the Executive’s positions as Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer that results in such a reduction, (3) a material reduction by the Company in the Executive’s base salary in effect on the date hereof or as may be increased from time to time except if the Board in response to exceptional adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company, (4) the Company’s requiring the Executive without the Executive’s express written consent to be based anywhere other than within 50 miles of the Executive’s present office location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, or (5) a material breach of this Agreement by the Company.

The foregoing shall be treated as Constructive Termination events hereunder following the expiration of 30 days from the date the Executive has notified Company (within 90 days) of the occurrence of such event and the Executive’s intention to treat such event as a constructive termination and terminate the Executive’s employment on the basis thereof, provided that Company has not cured the constructive termination event before the expiration of such 30-day period. The Executive’s termination will be effective upon the expiration of the 30-day period.

(iii)          Disability.    The Executive shall be treated as having suffered a “Disability” if the Executive is prevented from performing his duties hereunder by reason of

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illness or injury for a period of either (A) six or more consecutive months from the First Date of Disability (as defined below) or (B) eight months in the aggregate during any 12-month period. The date as of which the Executive is first absent from employment as a result of such illness or injury shall be referred to herein as the “First Date of Disability”.

(iv)          Change in Control.   A “Change in Control” shall be deemed to have taken place if:

(A)          there shall be consummated any consolidation or merger of the Company in which Company is not the continuing or surviving corporation or pursuant to any transaction in which shares of the Company’s capital stock are converted into cash, securities or other property, or any sale, lease, exchange or other transfer in one transaction or a series of transactions contemplated or arranged by any party as a single plan of all or substantially all of the assets of the Company, or the approval of a plan of complete liquidation or dissolution of the Company adopted by the stockholders of the Company; or

(B)          any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(C)          individuals who at the date hereof constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Company’s stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the “Continuing Directors”) shall cease for any reason to constitute a majority of the members of the Board; and

provided further that in each of the foregoing cases, the Change of Control also meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective control of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi) or a “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii).

(b)          Termination Without Cause.    In the event of termination of the Executive’s employment hereunder by Company “Without Cause” (other than for a Termination for a Change of Control hereinafter separately provided for) the Executive shall be entitled to the following severance pay and benefits:

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(i)          Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months following the effective date of such termination.

(ii)          Benefits Continuation - continued coverage under the Company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, on the same terms as applicable to other executive employees of the Company from time to time, over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(b)(i) hereof; provided, however, that the Company’s obligation to provide such coverages shall be terminated if the Executive obtains substitute coverage from another employer of the Executive at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage; and

(iii)          Stock Options - all options to purchase shares of the Company’s common stock held by the Executive and which are vested immediately prior to termination of employment shall become exercisable for a period of six months following the effective date of termination of employment.

(c)          Termination following Change in Control.   In the event of termination of the Executive’s employment within six months following a Change of Control the Executive shall be entitled to the following severance pay and benefits:

(i)          Severance Pay - Severance payments in the form of continuation as the Executive’s base salary as in effect immediately prior to such termination for a period of twelve (12) months following the effective date of termination.

(ii)          Benefits Continuation - continued coverage under the company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, or the same terms as applicable to other executives of employees of the Company from time to time over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(c)(i) hereof provided, however that the Company’s obligation to provide such coverages shall be terminated if the Executive attains substitute coverage from another employer at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon attaining any such coverage.

(iii)          Stock Options - all options to purchase shares of the Company’s common stock held by the Executive shall be vested and be exercisable for a period of 18 months following the effective date of termination.

(iv)          280G Excise Tax - it is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be subject to the excise tax imposed on the Executive by Section 4999 of the Code (the “280G Excise Tax”), relating to golden parachute payments.

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(A)          The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any 280G Excise Tax, if appropriate and permissible, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the 280G Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to 280G Excise Tax liability.

(B)          If the procedure set forth in Section 9(c)(iv)(A) is not available, if any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the 280G Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such 280G Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the 280G Excise Tax imposed upon the payments. The Company shall make any Gross-Up Payment due to the Executive no later than the end of the tax year following the tax year in which the Executive pays the Excise Tax to the applicable government taxing authority.

(d)          Termination Upon Disability or Death.   In the event of termination of the Executive’s employment hereunder on account of the Executive’s “Disability” or death, the Executive or the Executive’s heirs, estate or personal representatives under law, as applicable, shall be entitled to the following severance pay and benefits:

(i)          Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months following the First Date of Disability, reduced by the amounts of any payments received from any short-term or long-term disability plan of the Company;

(ii)          Benefits Continuation - the same benefits as provided in Section 9(c)(ii) above, to be provided during the Employment Period while the Executive is suffering from Disability and for a period of twelve (12) months following the effective date of termination of employment by reason of Disability; and

(iii)          Stock Options - all options to purchase shares of the Company’s common stock held by the Executive which are exercisable immediately prior to termination of employment shall remain exercisable for a period of 12 months following the effective date of termination of employment.

(e)          Other Terminations.    In the event of termination of the Executive’s employment hereunder for any reason other than those specified in subsections (b) through (d) of this Section 9, but including termination by virtue of the expiry of the Employment Period and non-renewal of the Executive’s employment on the same terms, the Executive shall not be entitled to any severance pay, benefits continuation or stock option rights contemplated by the foregoing provisions of this Section 9, except as otherwise provided in the applicable benefit plans of the Company that cover the Executive.

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(f)          Accrued Rights.    Notwithstanding the foregoing provisions of this Section 9, in the event of termination of the Executive’s employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his base salary, computed on a pro-rata basis through the effective date of termination, and payment of any accrued but unpaid rights in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

(g)          Conditions to Severance Benefits.    (i)   As conditions of the Executive’s entitlement and continued entitlement to the severance payments and benefits provided by this Section 9, the Executive is required to (i) honor in accordance with their terms the provisions of Sections 10, 11 and 12 hereof and (ii) execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) and compromise agreement in the form attached hereto as Exhibit B (as may be modified consistent with the purposes of such compromise agreement to reflect changes in law following the date hereof). The parties hereto agree that the Executive is under no affirmative obligation to seek to mitigate or offset the severance payments and benefits provided by this Section 9.

(ii)          For purposes only of this Section, the Executive shall be treated as having failed to honor the provisions of Sections 10, 11 or 12 hereof only upon the passing of a resolution by a majority of the Board making such a determination following notice of the alleged failure by Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of thirty (30) days from the date of such notice and the Executive’s opportunity to be heard on the issue by the Board.

(iii)          Stock Options - Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Executive continues to serve as a member of the Board following his termination of employment from Company, his rights with respect to the vesting and exercisability of the options shall continue in the same manner as other non-executive members of the Board.

10.          Confidentiality.    The Executive agrees that he will not at any time during the term hereof or thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company (including the business of any unit thereof), including, without limiting the generality of the foregoing, the names of any of its customers, the prices at which it obtains or has obtained any products or services, the techniques, methods or systems of its operation or management, any customer proposals or other business opportunities, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this paragraph shall not apply to (i) information disclosed in the performance of the Executive’s duties to the Company based on his good faith belief that such a disclosure is in the best interests of the Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to others in the ordinary course of the Company’s business, in

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order to further such business, provided the recipient of such information agrees to be subject to a confidentiality obligation at least comparable to that herein; (iv) information or knowledge lawfully received by the Executive from a third party who, based upon due inquiry by the Executive, is not bound by a confidential relationship to the Company; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

11.        Inventions.    (i)    To the extent that any of the Company’s current or future products or services relate to, embody or incorporate concepts, technology or products of any kind relevant to the Company or its subsidiaries or affiliates that the Executive directly or indirectly conceived or developed prior to the date hereof during the period of his employment by Company (“Prior Technology”), the Executive assigns in perpetuity to Company any and all of his rights, title and interests, if any, to utilize, without any cost to the Company, such Prior Technology, and the Executive agrees to assist Company in taking all action that may be reasonably required, at the Company’s expense, to secure for the Company the benefits of the Executive’s ownership or rights, if any, to use all such Prior Technology.

(ii)          The Executive is hereby retained in a capacity such that the Executive’s responsibilities include the making of technical, managerial and promotional contributions of value to the Company. The Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others which relate to the business of the Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the business of the Company (as determined in good faith by the Board), will remain the property of the Executive.

12.        Non-Competition.    (i)    the Executive agrees that he shall not during the Employment Period and for a period of one year after the termination or end thereof for any reason, without the approval of the Board which, after the end of the Employment Period, shall not unreasonably be withheld or delayed, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or controlling stockholder (other than as provided below) of any Company or business, engage in any “Competitive Business” within the United States or within the United Kingdom and which directly competes with the business of the Company and/or Cyclacel Limited. For purposes of the foregoing, the term “Competitive Business” shall mean any business involved in the research, development, or sale of anticancer targeted therapeutics that are nucleoside analogues, CDK inhibitors or Aurora/VEGFR2 inhibitors and/or medicines for the treatment of radiation dermatitis or xerostomia or any other business in which the Company has been engaged up to and until the relevant time (as determined by the Board of Directors); provided that, this

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provision shall in no way prevent the Executive, after the end of the Employment Period, from being employed as a consultant.

(ii)          Notwithstanding the provisions of clause (i) above or any other provision of this Agreement to the contrary, the Executive shall not be prohibited during the period applicable under clause (i) above from acting as a passive investor where (a) in the case of a Competitive Business being a public corporation, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock or such higher percentage or amount as may be approved by the Board upon notice from the Executive prior to obtaining such interest; provided, however, that the Executive shall not be treated as having violated the provisions of this Section 12 if in good faith he is unaware that an entity in which he has an investment interest would be treated as a Competitive Business and, upon becoming aware of such involvement, the Executive makes reasonable efforts to divest himself of his interest in such business; (b) in the case of any employer or entity other than a Competitive Business that is engaged in, or whose affiliates are engaged in, the development or marketing of products or technologies that are directly or indirectly competitive with any product or technology that is developed or marketed or proposed to be developed or marketed by Company during the Employment Period, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock; or (c) receiving stock, options or warrants from any entity with which the Executive can have a relationship pursuant to clause (i) above as part of the Executive’s compensation for services rendered or to be rendered.

13.        Breach of Restrictive Covenants.    The parties agree that a breach or violation of Sections 10, 11 or 12 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

14.        Non-Disparagement.    The Executive agrees that he will not, whether during his provision of services to the Company or thereafter, directly or indirectly, make, cause to be made, or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

15.        Notices.    Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered mail, postage prepaid, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

Company:	200 Connell Drive #1500
Berkeley Heights, NJ 07922
Attention: Chairman of the Board

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Executive:	c/o Cyclacel Pharmaceuticals, Inc.
200 Connell Drive #1500
Berkeley Heights, NJ 07922

Any such notices shall be deemed to have been delivered when served personally in the manner specified above.

16.        Dispute Resolution.   The parties shall waive trial by jury in any dispute between them.

17.        Entire Agreement.    (a)    Change, Modification, Waiver.    No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

(b)     Integration of All Agreements.    This Agreement constitutes the entire Agreement between the parties and is intended to be an integration of all agreements between the parties with respect to the Executive’s service with Company. Except as provided in Section 8 hereof concerning the Indemnification Agreement, any and all prior agreements between the Executive and the Company with respect to the Executive’s service with the Company are hereby revoked.

(c)    Severability of Provisions.    If for any reason any provision of this Agreement should be declared void or invalid, such declaration shall not affect the validity of the rest of this Agreement, which shall remain in force as if executed with the void or invalid provision eliminated.

18.        Binding Effect.    This Agreement shall be binding upon all parties hereto and their heirs, successors and assigns. This Agreement shall be assignable by Company to any entity acquiring all or substantially all of the assets of the Company.

19.       Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, except that, and only to the extent applicable, England law shall govern the working conditions and the like.

20.       Miscellaneous.   (a)   Form.    As employed in this Agreement, the singular form shall include, if appropriate, the plural.

(b)       Headings.   The headings employed in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or construction thereof.

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(c)       Modifications. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of Executive’s expiration of the Employment Period, the non-renewal of the Executive’s employment is deemed to be dismissal or termination (within the meaning of the UK law or any other applicable law), limited only to the extent necessary to comply with the requirements of the UK law, any payment to which Executive may become entitled under the UK law will be withheld, but no later than the first (1st) business day of the 11th week following the expiration of the Employment Period, at which time the parties to this Agreement will be negotiate in good faith a mechanism effective under the UK law to carry out the intent and purpose of this Agreement.

21.       Additional Terms of Statement of Main Terms and Conditions of Employment.   The parties shall execute and deliver a Statement of Main Terms and Conditions of Employment as required by UK law and conforming, to the extent practicable, with the terms and conditions of the foregoing .

[signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Cyclacel Pharmaceuticals, Inc.:

By:	/s/ Spiro Rombotis

Name:	Spiro Rombotis

Title:	President & CEO

Paul McBarron:

/s/ Paul McBarron

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Execution Copy

Exhibit A

Waiver and Release

1.            Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy,

1/	For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

Notwithstanding the foregoing, nothing contained in this Release constitutes a waiver of any Claims you may have against the Company arising from or related to the Indemnification Agreement and By-laws provisions referenced in Section 8 of the Employment Agreement, dated January 1, 2014, entered into between you and the Company.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to me at: [name], [address].

You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of Federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “ Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

By:
Paul McBarron

Date signed:

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Exhibit B

Compromise Agreement

COMPROMISE AGREEMENT

THIS COMPROMISE AGREEMENT (the “Agreement”) is made as of [•] by and between Cyclacel Pharmaceuticals, Inc. (the “Employer”) and Paul McBarron (the “Executive”).

WHEREAS, the Employer has employed the Executive as Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer and Secretary since [•]; and

WHEREAS, the Executive may have certain claims against the Employer in respect of the Executive’s employment during the period of the Executive’s employment with the Employer and up to the date of signing of this Agreement by the parties, and

WHEREAS, without admitting the validity of all or any of these claims, the Employer wishes to settle with the Executive;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:-

1.	Claims against the Employer

a.	The Executive asserts that the Executive may have the following particular claims (the “Asserted Claims”), and no other claims, against the Employer, its directors, officers or employees, or against any associated company or person, or any affiliates of the Employer (collectively, the “Affiliates”) arising from the Executive’s employment with the Employer or the termination thereof:

i.	Any claim for damages for breach of contract for notice or pay in lieu of notice;
ii.	Any claim for holiday pay; or payment of an accrued untaken holiday entitlement;
iii.	Any claim for outstanding pay, overtime, expenses, ex-gratia or discretionary payments, use of Company vehicle, Directors’ fees, bonuses or commission and also including a claim under the Equal Pay Act 1970 or Article 119 of the Treaty of Rome (as amended by the Treaty of Amsterdam);
iv.	A claim by the Executive for breach of contract by the Employer;
v.	Any claim for unfair dismissal; or unfair constructive dismissal;
vi.	Any claim for unlawful deduction from wages under Part II of the Employment Rights Act 1996;

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vii.	Any claim for redundancy payment whether statutory or otherwise;
viii.	Any claim for a failure to follow the statutory dispute resolution procedures under the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004;
ix.	Any claim for breach of the Working Time Regulations 1998 including non-payment of holiday pay;
x.	Any claim for failure to give a Statement of Main Terms and Conditions of Employment or dispute resolution procedures in terms of Part I of the Employment Rights Act 1996;

b.	The Executive confirms that the Executive’s only claims or complaints against the Employer or Affiliates are the Asserted Claims and that the Executive is aware of no other claim or grounds to make a claim against the Employer or Affiliates in relation to any other matters howsoever arising.

c.	The Executive accepts the terms of this Agreement in full and final settlement of the Asserted Claims and all other claims, complaints, costs, expenses or rights of action of any kind, present, future or contingent, which the Executive may have against the Employer or Affiliates, whether under statute, contract or at common law or under legislation or directives of the European Union, arising from the Executive’s employment with the Employer or the termination thereof, including, but not limited to:

i.	Any claim for sex discrimination or victimisation, or harassment under the Sex Discrimination Act 1975;
ii.	Any claim for race discrimination or victimisation, or harassment under the Race Relations Act 1976;
iii.	Any claim for disability discrimination or victimisation or harassment under the Disability Discrimination Act 1995;
iv.	Any claim for discrimination, victimisation or harassment under the Employment Equality (Sexual Orientation) Regulations 2003;
v.	Any claim for discrimination, victimisation or harassment under the Employment Equality (Religion or Belief) Regulations 2003;
vi.	Any claim for discrimination, victimisation or harassment under the Employment Equality (Age) Regulations 2006;

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vii.	Any claim for less favourable treatment, detriment, unfair dismissal or victimisation under the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
viii.	Any claim for less favourable treatment, detriment, unfair dismissal or victimisation under the Fixed Term Executives (Prevention of Less Favourable Treatment) Regulations 2002;
ix.	Any claim under the National Minimum Wage Act 1998;
x.	Any claim in relation to trade union membership, unfair dismissal or detriment on the grounds they are a trade union member under the Trade Union and Labour Relations (Consolidation) Act 1992;
xi.	Any claim for a protective award under Trade Union and Labour Relations (Consolidation) Act 1992;
xii.	Any claim for harassment under the Protection from Harassment Act 1997;
xiii.	Any claim under Part VII of the Transnational Information and Consultation of Executives Regulations 1999;
xiv.	Any claim for compensation under the Data Protection Act 1998;
xv.	Any claim under Part VIII of the Information and Consultation of Executives Regulations 2004;
xvi.	Any claim for a protective award under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
xvii.	Any claim for a guarantee payment in terms of Part III of the Employment Rights Act 1996;
xviii.	Any claim by the Executive that they have suffered a detriment on the grounds of provisions relating to:
(a)	health and safety;
(b)	Sunday working;
(c)	the Working Time Regulations 1998;
(d)	undertaking duties of an Occupational Pension Scheme Trustee;
(e)	undertaking duties as an Executive representative;
(f)	time off work for study or training;
(g)	protected disclosures;
(h)	family leave;
(i)	dependant leave;
(j)	flexible working;
(k)	enforcing or securing the benefit of or right conferred under the Tax Credits Act 2002.

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all in terms of Sections 44 to 48 of the Employment Rights Act 1996;

xix.	Any claim for compensation under Section 80H of the Employment Rights Act 1996 (flexible working), but excluding any claims in relation to accrued pension rights or any claims for damages for personal injuries, in respect of the latter of which the Executive warrants that the Executive is not aware of any such claims.

d.	The Executive warrants that, at the date of this Agreement, the Executive has not issued any proceedings against the Employer or Affiliates, whether in an Employment Tribunal or otherwise, and agrees to withdraw any such proceedings instituted on their behalf.

e.	If the waiver of the Asserted Claims or any other claims contained in this Clause is judged to be void or unenforceable, but would be valid if any one or more of the waivers were reduced, the waiver(s) shall be deemed to apply with such modification(s) as may be necessary to make them valid and effective. Any such modification of any one waiver of a claim shall not affect the validity of any other waiver of claim contained in this contract.

2.	Executive warranties

a.	The Executive warrants that he is not aware of any matters relating his employment which if disclosed to the Employer might affect the Employer’s decision to enter into this Agreement.

b.	The Executive warrants that the Executive has complied with all of his obligations to the Employer and have not done or failed to do anything which would have allowed the Employer to terminate the Executive employment with immediate effect.

3.	Legal Advice

a.	The Executive warrants to the Employer that before signing this Agreement the Executive received independent legal advice from [ ] Solicitor, [ ] a qualified lawyer (“The Advisor”), as to the terms and effects of this Agreement, and, in particular, its effect on the Executive’s ability to pursue the Executive’s rights before an Employment Tribunal or a Court. The Advisor has in force a Policy of Insurance covering the risk of a claim by the Executive in respect of any loss arising in consequence of the said legal advice.

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b.	The Executive warrants to the Employer that the Executive has provided the Advisor with all available information which the Advisor requires or may require to advise whether the Executive has any claims, and in particular any of the claims listed in Clause 1 of this Agreement, against the Employer or Affiliates.

c.	The Executive warrants to the Employer that the Advisor has advised the Executive that on the basis of the information available to the Advisor the Executive’s only claims or particular complaints against the Employer or Affiliates are the Asserted Claims and that he has no other claim against the Employer whether statutory or otherwise.

4.	Compliance with statutory provisions

a.	The Executive declares and acknowledges that the Executive has carefully read and fully understands all of the provisions of this Agreement and voluntarily agrees to and intends to be legally bound by all its terms and in particular the Executive acknowledges that this Agreement is a Compromise Agreement within the meaning of s.203(2)(f) of the Employment Rights Act 1996 and that by entering into this Agreement the Executive has agreed not to institute or continue any proceedings before an Employment Tribunal or the Courts arising out of the termination of the Executive’s employment.

b.	The Employer and the Executive agree and acknowledge that the conditions regulating Compromise Agreements under Section 203(3) of the Employment Rights Act 1996, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992; Section 77(4A) of the Sex Discrimination Act 1975; Section 72(4A) of the Race Relations Act 1976; Schedule 3A of the Disability Discrimination Act 1995 and Regulation 35(3) of the Working Time Regulations 1998, Section 49 of the National Minimum Wage Act 1998, Regulation 10 of the Fixed Term Executives (Prevention of less favourable Treatment) Regulations 2002; Regulation 9 of the Part Time Workers (Prevention of Less favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003; Schedule 5 of the Employment Equality (Age) Regulations 2006; Regulation 40 of the Information and Consultation of Executives Regulations 2004; and Regulation 41 of the Transnational information and Consultation of Executives Regulations 1998 all as maybe re-enacted or amended are intended to be and have been satisfied and that the Executive has intimated the foregoing claims.

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IN WITNESS WHEREOF these presents consisting of this and the [        ] preceding pages are executed as follows:

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They are subscribed for and on behalf of the Employer at [               ]

on the                         day of [                  ] 20__ the presence of the following witness by:-

(Witness)

(Authorised Signatory)

(Full Name)

(Address)

(Occupation)

They are subscribed by the Executive at [ ]
on the day of [ ] 20__ in
the presence of the following witness:-

(Witness)

[Executive’s name]

(Full Name)

(Address)

(Occupation)

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22.        Solicitor’s Certificate under Section 203 of the Employment Rights Act 1996

I, [                               ] hereby certify as follows:-

1.	I am a solicitor holding a current Practising Certificate.

2.	I have advised [ Executive ] of the terms and effects of the attached Agreement and in particular its effect on the Executive’s ability to pursue a claim to an Employment Tribunal and/or the Courts following its signing.

3.	I am not acting and have not acted in relation to this matter for [ employer ]

4.	There is in force a policy of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice I have given.

5.	The conditions regulating Compromise Agreements under Section 203(3) of the Employment Rights Act 1996, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992; Section 77(4A) of the Sex Discrimination Act 1975; Section 72(4A) of the Race Relations Act 1976; Schedule 3A of the Disability Discrimination Act 1995 and Regulation 35(3) of the Working Time Regulations 1998, Section 49 of the National Minimum Wage Act 1998, Regulation 10 of the Fixed Term Executives (Prevention of less favourable Treatment) Regulations 2002; Regulation 9 of the Part Time Workers (prevention of Less favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003; Schedule 5 of the Employment Equality (Age) Regulations 2006; Regulation 40 of the Information and Consultation of Executives Regulations 2004; and Regulation 41 of the Transnational Information and Consultation of Executives Regulations 1998 have accordingly been satisfied.

(Sgd.)______________________________	Date____________________________

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